Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Rose M. DiMarco, CFO
(610) 565-6210

FIRST KEYSTONE CEO DONALD S. GUTHRIE ANNOUNCES RETIREMENT;

BOARD OF DIRECTORS NAMES THOMAS M. KELLY AS SUCCESSOR

MEDIA, PA – March 23, 2005 –Donald S. Guthrie, Chairman and Chief Executive Officer of First Keystone Financial, Inc. (Nasdaq: FKFS), announced today that he would retire as the Company’s CEO on April 30, 2005. In connection with Mr. Guthrie’s announcement, the Company’s Board of Directors named Thomas M. Kelly as Chief Executive Officer of the Company effective May 1, 2005. Mr. Kelly has been the President of the Company since 2002. Guthrie will continue to serve as the Chairman of the Company.

In addition, Mr. Guthrie has been appointed Chairman of First Keystone Bank, the Company’s wholly-owned subsidiary, succeeding Chairman Donald A. Purdy who will continue as a director. Mr. Kelly has been appointed as President and Chief Executive Officer of the Bank effective May 1, 2005 succeeding Mr. Guthrie in these positions.

“I am most fortunate for the opportunities that have been presented to me throughout my career,” said Guthrie. “ Although I have enjoyed meeting the challenges that have faced our industry and developing the strong bonds and relationships amongst my colleagues, it is the daily interaction with the Bank’s employees I will miss most,” he added.

Prior to his career with the Bank, Mr. Guthrie was a partner in the law firm of Jones, Guthrie and Strohm, P.C. (now Jones, Strohm & Guthrie), and served as solicitor for the Bank. In addition, he served as District Justice Administrator and the Trial Court Administrator for Delaware County, PA. He joined First Keystone’s management team in 1990 and held various positions including Chief Operating Officer prior to becoming the Bank’s President and Chief Executive Officer in 1993.

Mr. Guthrie’s successor, Thomas M. Kelly, joined the Bank in 1991 as Chief Financial Officer and became Chief Operating Officer in 2004. Prior to his employment with the Bank, Mr. Kelly was a Senior Manager at Deloitte & Touche LLP and is a Certified Public Accountant.

“I am proud of the strong management team that we have developed, and Tom Kelly has the financial acumen, vision and leadership to enhance shareholder value through the development and implementation of a solid business plan,” added Guthrie.

Mr. Kelly expressed appreciation to the Board of Directors for their support and stated “our philosophy of providing excellent customer service, contributing as a corporate leader to the communities we serve and remaining a strong independent community bank will not change.”

The Company also entered into a new agreement with Mr. Guthrie to assist the Board in strategic matters in addition to his duties as Chairman of the Board.

First Keystone Bank, the Company’s wholly-owned subsidiary, serves its customers from its eight full-service offices in Delaware and Chester Counties, PA.

Certain information in this release may constitute forward-looking statements as that term is defined in the Private Securities Litigation Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those estimated due to a number of factors. Persons are cautioned that such forward-looking statements are not guarantees of future performance and are subject to various factors, which could cause actual results to differ materially from those estimated. These factors include, but are not limited to, changes in general economic and market conditions and the development of an interest rate environment that adversely affects the interest rate spread or other income from the Company’s and the Bank’s investments and operations. The Company does not undertake and specifically disclaims any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.